EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation, by reference, in the registration statement of MariMed Inc. (the “Company”) on Form S-8 (File No. 333-252719) of our report dated March 23, 2021, on the consolidated balance sheets of the Company as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes, as appearing in the annual report on Form 10-K of the Company for the year ended December 31, 2020.

/s/ M&K CPA’s, PLLC

Houston, TX
March 23, 2021